UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 19, 2007 (April 13, 2007)

Date of report (date of earliest event reported)

SAFLINK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-20270	95-4346070
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12413 Willows Road NE, Suite 300

Kirkland, Washington 98034

(Address of principal executive offices) (Zip code)

(425) 278-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, as a result of our decision to engage a new chief executive officer, Glenn L. Argenbright was reassigned effective September 29, 2006, and no longer serves as our president and chief executive officer. Mr. Argenbright continues to serve as a member of our board of directors and as chairman of the board of directors, and he also serves as president of FLO Corporation, our wholly-owned subsidiary that is focused exclusively on the national Registered Traveler program initiative. As previously disclosed, the reassignment of Mr. Argenbright triggered certain severance provisions contained in Mr. Argenbright’s employment agreement and, as a result, we determined that Mr. Argenbright was entitled to severance pay of $240,000, or twelve months’ base salary. On April 16, 2007, in full settlement of this severance obligation, Mr. Argenbright agreed to accept $40,000 less than the full twelve months’ base salary, and we agreed to (i) pay Mr. Argenbright $60,000 in cash and (ii) issue to him a $140,000 promissory note bearing interest at 8% per year and maturing and coming due and payable in four equal quarterly installments beginning on April 1, 2008. In connection with the convertible promissory note issuance described under Item 8.01 below, Mr. Argenbright has agreed to assign this $140,000 promissory note to our wholly-owned subsidiary FLO Corporation in exchange for a $140,000 convertible promissory note issued by FLO Corporation.

Item 8.01	Other Events.

On April 16, 2007, FLO Corporation, our wholly-owned subsidiary, issued approximately $3.5 million of convertible promissory notes (the “Notes”) in a private placement. The Notes bear interest at 8% per year and are due April 1, 2008. The aggregate consideration for the Notes consisted of approximately $1.8 million in cash, the assignment to FLO of approximately $1.6 million of outstanding 8% convertible debentures issued by us on June 12, 2006, and Mr. Argenbright’s $140,000 promissory note as described in Item 5.02 above. The Notes were offered and sold in reliance on exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

On April 13, 2007, we entered into and consummated agreements with Mantis Technology Group, Inc. (“MTGI”) to (i) assign to MTGI our rights and obligations as tenant under a lease of approximately 19,465 rentable square feet of space in a building in Kirkland, Washington, and (ii) sublease back from MTGI approximately 4,973 rentable square feet of such premises for our principal offices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Saflink Corporation

Dated: April 19, 2007	By:	/s/ Jeffrey T. Dick
	Name:	Jeffrey T. Dick
	Title:	Chief Financial Officer

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